Exhibit 35.1

Annual Servicer Compliance Certificate

pursuant to

Section 3.9 of the Sale and Servicing Agreement

and

Item 1123 of Regulation AB

USAA AUTO OWNER TRUST 2016-1

The undersigned, a duly authorized officer of USAA Federal Savings Bank, as servicer (in such capacity, the “Servicer”) under the Sale and Servicing Agreement, dated as of September 21, 2016 (as amended and supplemented, or otherwise modified and in effect from time to time, the “Sale and Servicing Agreement”), by and among USAA Auto Owner Trust 2016-1, USAA Acceptance, LLC, the Servicer and U.S. Bank National Association, as Indenture Trustee, does hereby certify that:

1.	A review of the activities of the Servicer during the period from January 1, 2017 through December 31, 2017, and of its performance under the Sale and Servicing Agreement was conducted under my supervision.

2.	To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations in all material respects under the Sale and Servicing Agreement throughout such period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate on behalf of the Servicer this 28th day of March, 2018.

/s/ Thomas Cianelli
Name: Thomas Cianelli
Title: Senior Vice President, Treasurer